Exhibit 99.1

Severn Bancorp, Inc.

For Immediate ReleaseContact:

Vance Adkins

Chief Financial Officer

Email: vadkins@severnbank.com

Phone: 410.260.2000

Severn Bancorp, Inc. Announces Second Quarter Earnings

Annapolis, MD, July 27, 2021 (PRNewswire) – Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank), reported net income of $1.7 million for the second quarter ended June 30, 2021 and $5.6 million for the six months ended June 30, 2021 compared to $1.7 million and $2.3 million for the same periods in 2020. Earnings per share on a fully diluted basis were $0.13 for the second quarter and $0.44 for the first six months of 2021 compared to $0.14 and $0.18, respectively, from the second quarter and first six months of 2020.

Reaction to COVID-19

The Company continues to be vigilant regarding COVID-19.  While branches and offices remain fully open at this time, remote working arrangements and social distancing remain in place.  The Company is aware of the recent surge in COVID-19 infections arising out of the so-called Delta variant and is prepared to restore other protocols, as may prove to be necessary.

“The Company has experienced a significant amount of loan payoffs and maintains an extraordinarily high degree of liquidity,” said Alan J. Hyatt, President and Chief Executive Officer.  “Despite substantial loan originations, loan payoffs have resulted in negative loan growth.  In this low interest rate environment very little can be earned on liquidity, so as a result, earnings were less than desired in the second quarter. The Bank’s loan pipeline remains robust, and if there is a slowing of loan payoffs positive loan growth should take place going forward.”

“Residential mortgage originations remain steady, with low rates continuing to fuel that activity, resulting in fee income to the Bank,” said Mr. Hyatt.

“The pending merger between the Company and Shore Bancshares, Inc. continues to move forward with closing anticipated later this year,” Mr. Hyatt stated.

Income Statement

Net interest income was $7.0 million for the second quarter ended June 30, 2021 and $14.7 million for the six months ended June 30, 2021 compared to $6.6 million and $13.4 million for the same periods in 2020. The increases in interest income was driven by higher volumes of earning assets, including a significantly higher volume of medical-use cannabis related deposits that were invested in the securities portfolio as well as held in fed funds and interest bearing deposits with other banks. Also, a reduction in interest expense from lower deposit rates and less reliance on borrowings contributed to the increased net interest income. These benefits were slightly offset by lower loan interest income from lower average loan volumes as well as lower yielding SBA Paycheck Protection Program (“PPP”) loans.

The Company recorded a reversal of provision of $(325) thousand for the second quarter ended June 30, 2021 and $(1.1) million for the six months ended June 30, 2021. The ratio of the allowance for loan losses to gross loans was 1.28% at June 30, 2021 compared to 1.35% at December 31, 2020 and 1.24% at June 30, 2020. Excluding PPP loans, the ratio of the allowance for loan losses to gross loans was 1.37% at June 30, 2021 compared to 1.42% at December 31, 2020 and 1.33% at June 30, 2020. The reversal of provisions in the first and second quarters of 2021 and the decline in the balance of the allowance for loan losses as compared to year end 2020 was attributable to a decline in total loans, net of PPP loans, which are excluded from the allowance due to their underlying guarantees.

Noninterest income was $3.8 million for the second quarter ended June 30, 2021 and $9.5 million for the six months ended June 30, 2021 compared to $3.2 million and $6.3 million for the same periods in 2020. Growth in mortgage banking production continued to contribute significantly to the increases in noninterest income.

Noninterest expense was $8.7 million for the second quarter ended June 30, 2021 and $17.5 million for the six months ended June 30, 2021 compared to $7.5 million and $15.7 million for the same periods in 2020. The largest increase was attributable to higher commissions paid to mortgage loan officers from increased production as well as $330 thousand of merger related expenses through the first six months of the year.

Balance Sheet

Total assets increased $193 million to $1.1 billion at June 30, 2021 from $953 million at December 31, 2020. The increase in assets was primarily in federal funds and interest bearing deposits in other banks as well as an increased bond portfolio. Deposits also increased by $189 million from December 31, 2020. The increase in deposits was primarily the result of short term, medical-use cannabis related funds that account holders maintain at the Bank prior to pursuing other longer term investment opportunities. Management is aware of the short term nature of certain medical-use cannabis related deposits and offsets those funds by maintaining short term liquidity to meet any deposit outflows.

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It offers seven branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner, Crofton, and Glen Burnie, Maryland. The Bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition, the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Severn Bancorp, Inc.
Consolidated Income Statements
(dollars in thousands)
(Unaudited)

Quarterly income statement results:	Three Months Ended June 30, 2021	2020	$ Change	% Change
Interest Income				
Interest on loans	$ 7,378	$ 8,078	$ (700)	-9%
Interest on securities	426	216	210	97%
Other interest income	79	67	12	18%
Total interest income	7,883	8,361	(478)	-6%
Interest Expense				
Interest on deposits	707	1,383	(676)	-49%
Interest on long term borrowings	166	333	(167)	-50%
Total interest expense	873	1,716	(843)	-49%
Net interest income	7,010	6,645	365	5%
Provision for (reversal of) loan losses	(325)	-	(325)	-100%
Net interest income after provision for (reversal of) loan losses	7,335	6,645	690	10%
Noninterest Income				
Mortgage-banking revenue	2,300	1,990	310	16%
Real Estate Commissions	7	130	(123)	-95%
Real Estate Management Income	-	155	(155)	-100%
Other noninterest income	1,449	962	487	51%
Total noninterest income	3,756	3,237	519	16%
Net interest income plus noninterest income after provision for (reversal of) loan losse	11,091	9,882	1,209	12%
Noninterest Expense				
Compensation and related expenses	5,829	5,171	658	13%
Net Occupancy & Depreciation	486	445	41	9%
Net Costs of Foreclosed Real Estate	44	16	28	175%
Other	2,313	1,855	458	25%
Total noninterest expense	8,672	7,487	1,185	16%
Income before income tax provision	2,419	2,395	24	1%
Income tax provision	699	658	41	6%
Net income	$ 1,719	$ 1,737	$ (18)	-1%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Per Share Data:				
Basic earnings per share	$ 0.44	$ 0.18	$ 0.13	$ 0.14
Diluted earnings per share	$ 0.44	$ 0.18	$ 0.13	$ 0.14
Average basic shares outstanding	12,852,741	12,812,808	12,858,076	12,812,976
Average diluted shares outstanding	12,923,184	12,834,348	12,944,644	12,818,556
Performance Ratios:				
Return on average assets	1.07%	0.54%	0.64%	0.81%
Return on average equity	10.23%	4.30%	6.16%	6.51%
Net interest margin	2.89%	3.30%	3.06%	3.22%
Efficiency ratio*	72.09%	79.59%	80.14%	75.60%

	June 30, 2021	December 31, 2020
Asset Quality Data:		
Non-accrual loans	$ 1,234	$ 4,380
Foreclosed real estate	$ 1,010	$ 1,010
Total non-performing assets	$ 2,244	$ 5,390
Total non-accrual loans to total loans	0.20%	0.68%
Total non-accrual loans to total assets	0.11%	0.46%
Allowance for loan losses	$ 7,878	$ 8,670
Allowance for loan losses to total loans	1.28%	1.35%
Allowance for loan losses to loans, net of PPP loans	1.37%	1.42%
Allowance for loan losses to total non-accrual loans	638.4%	197.9%
Total non-performing assets to total assets	0.20%	0.57%
Non-accrual troubled debt restructurings (included above)	$ 155	$ 163
Performing troubled debt restructurings	$ 5,839	$ 6,589
Loan to deposit ratio	61.6%	79.7%

* This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income